EX-99.B(h)(1)

APPENDIX A

WELLS FARGO MASTER TRUST

ADMINISTRATION AGREEMENT

Funds of Wells Fargo Master Trust Covered by This Agreement

Fee of 0.15% of average daily net assets: except that no administration fee will be charged to the Master Trust Portfolios, so long as an administration fee is charged to the Gateway Funds of Wells Fargo Funds Trust.

C&B Large Cap Value Portfolio

Disciplined Growth Portfolio

Diversified Fixed Income Portfolio1

Diversified Stock Portfolio1

Equity Income Portfolio

Equity Value Portfolio

Index Portfolio

Inflation-Protected Bond Portfolio

International Core Portfolio

International Growth Portfolio

International Index Portfolio

International Value Portfolio

Large Cap Appreciation Portfolio

Large Company Growth Portfolio

Managed Fixed Income Portfolio

Money Market Portfolio1

Small Cap Index Portfolio

Small Company Growth Portfolio

Small Company Value Portfolio

Stable Income Portfolio

Strategic Small Cap Value Portfolio

Total Return Bond Portfolio

Most recent annual approval: March 31, 2006

Appendix A amended: March 31, 2006

[1]	On March 31, 2006 the Board of Trustees approved the establishment of the Diversified Fixed Income Portfolio, Diversified Stock Portfolio and Money Market Portfolio. The Portfolios are expected to commence operations in June 2006.

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The foregoing fee schedule is agreed to as of March 31, 2006 and shall remain in effect until changed in writing by the parties.

WELLS FARGO MASTER TRUST

By:	/s/ C. David Messman
C. David Messman
Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ Stacie D. DeAngelo
Stacie D. DeAngelo
Senior Vice President

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